SUB-ITEM 77 C (a):  Submission of matters to a vote of security holders


A Special Meeting of Shareholders of Federated European Equity Fund
 was held on October
22, 2004.  The following items, which are required to be reported under this SUB-ITEM 77C,
were voted on at the meeting:

1. To approve or disapprove a proposed Agreement and Plan of Reorganization pursuant to which Federated International Capital Appreciation Fund
(the "International Capital
Appreciation Fund") would acquire all of the assets of the European Equity Fund in exchange for Class A, B and C Shares of the International Capital Appreciation
Fund to be distributed pro rata
by the European Equity Fund to holders of its Class A, B and C Shares, in complete liquidation and termination of the European Equity Fund.

	Shares voted affirmatively ......................882,912.487
	Shares voted negatively .........................34,911.873
	Shares abstaining ...............................17,556.097

The Definitive Proxy Statement for this Special Meeting was filed with the Securities and
Exchange Commission on July 23, 2004, and is incorporated by reference. (File No. 811-7141)